Exhibit 99.B(d)(3)(A)

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES SUB-CONTRACT

This Administrative Services Sub-Contract (this “Sub-Contract”) effective January 2, 2003 is hereby amended and restated the 1st day of January, 2007, by and among Directed Services, LLC, a Delaware limited liability company (“DSL”), and ING Funds Services, LLC, a Delaware limited liability company (“ING” or the “Sub-Administrator”).

WHEREAS, DSI and ING Investors Trust (formerly The GCG Trust), a Massachusetts business trust (the “Trust”) have entered into that certain Management Agreement dated October 24, 1997, amended May 24, 2002 and amended and restated January 1, 2007 (the “Management Agreement”), a copy of which has been delivered to ING; and

WHEREAS, pursuant to the Management Agreement, DSL provides advisory, management, administrative and other services to the Trust; and

WHEREAS, DSL desires that certain management, administrative and other services that are currently being provided by DSL to the Trust pursuant to the Management Agreement instead be provided to the Trust by ING on behalf of DSL pursuant to this Sub-Contract; and

WHEREAS, ING desires to provide such services to the Trust; and

WHEREAS, the Board of Trustees of the Trust has approved the provision of such services to the Trust by ING on behalf of DSL, and

WHEREAS, it is the intention of DSL and ING that the cost of the advisory, management, administrative and other services provided by DSL pursuant to the Management Agreement shall not be increased as a result of this Sub-Contract, and that the nature and level of the advisory, management, administrative and other services provided to the Trust not be reduced or modified in any way as a result of this Sub-Contract;

NOW, THEREFORE, it is hereby agreed among the parties as follows:

1.                                      Engagement of ING. DSL hereby engages ING, for the period and on the terms set forth in this Sub-Contract, to provide to the Trust on DSL’s behalf the management, administrative and other services set forth in Section 2 hereof with respect to each series of the Trust listed on Schedule A (individually and collectively referred to herein as “Series”). The Sub-Administrator accepts such appointment and agrees to render such services as set forth herein. The appointment shall be effective as of 12:00 am, January 1, 2003. In performing services hereunder, ING agrees that it will be subject to the general supervision and direction of the Board of Trustees of the Trust.

In the event the Trust establishes and designates additional series with respect to which it retains DSL to provide services under the Management Agreement, DSL may request that the Sub-Administrator provide certain of such services to the Trust on behalf of DSL under this Sub-Contract. If the Sub-Administrator is willing to render such services, it shall notify DSL and the Trust in writing or amend Schedule A to this Sub-Contract, whereupon such additional series shall become a Series hereunder.

2.                                      Services of the Sub-Administrator. Subject to the general supervision of the Board of Trustees of the Trust, the Sub-Administrator shall provide to the Trust on the behalf of DSL the services set forth in Sub-Sections 2(g), (h), (i) and (j) of the Management Agreement. In addition, ING shall render such other services as are necessary to ensure that the administrative services rendered by the Sub-Administrator to the Trust hereunder include all non-advisory services currently being provided by DSL to the Trust.

3.                                      Compensation of Sub-Administrator. Each month during the term hereof, DSL shall pay a portion of the fees received by DSL pursuant to the Management Agreement to the Sub-Administrator as payment for the Sub-Administrator’s services hereunder. Such portion of the Fee shall be separately agreed to between DSL and the Sub-Administrator and shall be paid directly to the Sub-Administrator by DSL within 10 days after each month end.

4.                                      Conformity with Applicable Law. The Sub-Administrator, in the performance of its duties and obligations under this Sub-Contract, shall act in conformity with the registration statement of the Trust and with the instructions and directions of the Board of Trustees of the Trust and will conform to, and comply with, the requirements of the Investment Company Act of 1940 Act (the “1940 Act”) and all other applicable federal and state laws and regulations.

5.                                      Exclusivity. The services of the Sub-Administrator to the Trust under this Sub-Contract are not to be deemed exclusive, and the Sub-Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

6.                                      Expenses. During the term of this Sub-Contract, the Sub-Administrator will pay all expenses incurred by it in connection with its activities under this Sub-Contract, except expenses that are to be paid by the Trust or DSL under the Management Agreement, any expenses that are assumed by a Series’ investment adviser pursuant to an investment management agreement or by a Series’ sub-adviser pursuant to a sub-advisory agreement, and any expenses paid directly by shareholders of the Trust pursuant to the Trust’s Rule 12b-1 Distribution Plan or Shareholder Servicing Sub-Contract (as those terms are used in the Management Agreement). To the extent the Sub-Administrator pays any costs or expenses on behalf of the Trust or DSL, which expenses are the responsibility of the Trust or DSL, DSL shall promptly reimburse the Sub-Administrator for such costs and expenses.

7.                                      Liability of the Sub-Administrator. The Sub-Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Sub-Administrator nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Sub-Contract, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Administrator’s duties, or by reason of reckless disregard of the Sub-Administrator’s obligations and duties under this Sub-Contract. The liability incurred by the Sub-Administrator pursuant to this Section 7 in any year shall be limited to the revenues of the Sub-Administrator derived from DSL in that fiscal year of the Trust. The Sub-Administrator shall look solely to Trust property for satisfaction of claims of any nature against the Trust or a trustee, officer, employee or agent of the Trust arising in connection with the affairs of the Trust. Moreover, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series, shall be enforceable against the assets and property of that Series only, and not against the assets or property of any other Series of the Trust.

8.                                      Continuation and Termination. This Sub-Contract shall become effective on the date first written above. Unless terminated as provided herein, this Sub-Contract shall continue in full force and effect for so long as DSL provides services under the Management Agreement with respect to any Series. This Sub-Contract may be terminated by DSL, without the payment of any penalty, on sixty (60) days’ written notice to the Sub-Administrator, in its entirety or as to one or more Series to the same extent that DSL is so terminated by the Trust under the Management Agreement. ING may terminate this contract, without the payment of any penalty, on sixty (60) days’ written notice to DSL, in its entirety or as to one or more Series.

9.                                      Counterparts. This Sub-Contract may be executed in one or more counterparts, each of which shall be deemed to be an original.

10.                                Continuation of DSL Duties. Nothing in this Contract shall be deemed to limit or modify the duties and liabilities of DSL under the Management Agreement.

11.                                Records. The Sub-Administrator agrees to maintain and preserve for the periods described under the 1940 Act any such records as are required to be maintained by DSL and/or the Sub-Administrator with respect to the Series by the 1940 Act. The Sub-Administrator further agrees that all records which it maintains for the Series are the property of the Trust and it will promptly surrender any of such records upon request.

12.                                Miscellaneous.

(a)            This Sub-Contract shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)           If any provision of this Sub-Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-Contract shall not be affected thereby and, to this extent, the provisions of this Sub-Contract shall be deemed to be severable.

(c)            The captions of this Sub-Contract are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)           The parties acknowledge that the Trust is a third party beneficiary of this Contract.

IN WITNESS WHEREOF, the parties have executed this Sub-Contract below.

ING FUNDS SERVICES, LLC		DIRECTED SERVICES, LLC

By:	/s/Robert S. Naka	By:	/s/Todd Modic
	Robert S. Naka		Todd Modic
	Executive Vice President		Vice President

SCHEDULE A

to the

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES SUB-CONTRACT

between

DIRECTED SERVICES, LLC

and

ING FUNDS SERVICES, LLC

ING AllianceBernstein Mid Cap Growth Portfolio

ING BlackRock Large Cap Growth Portfolio

ING BlackRock Large Cap Value Portfolio

ING Capital Guardian Small/Mid Cap Portfolio

ING Capital Guardian U.S. Equities Portfolio

ING Evergreen Health Sciences Portfolio

ING Evergreen Omega Portfolio

ING FMRSM Diversified Mid Cap Portfolio

ING FMRSM Mid Cap Growth Portfolio

ING Global Resources Portfolio

ING Global Technology Portfolio

ING International Portfolio

ING Janus Contrarian Portfolio

ING JPMorgan Emerging Markets Equity Portfolio

ING JPMorgan Small Cap Equity Portfolio

ING Julius Baer Foreign Portfolio

ING Legg Mason Partners All Cap Portfolio

ING Legg Mason Value Portfolio

ING Limited Maturity Bond Portfolio

ING Liquid Assets Portfolio

ING Lord Abbett Affiliated Portfolio

ING Marsico Growth Portfolio

ING MFS Total Return Portfolio

ING Oppenheimer Main Street Portfolio®

ING PIMCO Core Bond Portfolio

ING PIMCO High Yield Portfolio

ING Pioneer Fund Portfolio

ING Pioneer Mid Cap Value Portfolio

ING Stock Index Portfolio

ING T. Rowe Price Capital Appreciation Portfolio

ING T. Rowe Price Equity Income Portfolio

ING Templeton Global Growth Portfolio

ING UBS U.S. Allocation Portfolio

ING Van Kampen Equity Growth Portfolio

ING Van Kampen Global Franchise Portfolio

ING Van Kampen Growth and Income Portfolio

ING Van Kampen Real Estate Portfolio

ING Wells Fargo Mid Cap Disciplined Portfolio